CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement on Form S-2 (File No. 333-00115) of our report, which includes an explanatory paragraph describing changes in the methods of accounting for repossessed real property and income taxes in fiscal 1993, dated November 20, 1995 on our audit of the consolidated financial statements of Summit Securities, Inc. and Subsidiaries.

We consent to the inclusion in this Registration Statement on Form S-2 of our report, which includes an explanatory paragraph describing a change in the method of accounting for investments in certain debt securities in fiscal 1993, dated January 12, 1995 on our audit of the financial statements of Old Standard Life Insurance Company.

We also consent to the reference of our firm under the caption
"Experts".

	/s/ COOPERS & LYBRAND L.L.P.


COOPERS & LYBRAND L.L.P.


Spokane, Washington
February 1, 1996